Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Second Quarter 2010 Results
July 22, 2010 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the second quarter ended June 30, 2010.

	Second Quarter Financial Highlights (unaudited)
	Second		Second
	Quarter	Diluted	Quarter	Diluted
	2010	Per Share	2009	Per Share
Sales	$211.5 million		$175.5 million
Loss from continuing operations	(18.9) million	$(0.20)	(18.6) million	$(0.47)

Included in the calculation of loss from continuing operations:
Tax valuation allowance	7.1 million	0.08	6.6 million	0.17

Adjusted loss from continuing operations	$(11.8) million	$(0.12)	$(12.0) million	$(0.30)

Adjusted EBITDA*	$(7.6) million		$(5.6) million

*	See reconciliation attached.
“Our sales for the second quarter of 2010 were $211.5 million, up 20.5 percent over sales of $175.5 million one year ago,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Fueled by the federal tax credit for first-time homebuyers, the seasonally adjusted annual rate for U.S. single-family starts increased to 563,000 as of April, but fell to 454,000 as of June, down 4.6 percent from one year ago, as the tax credit expired. For the current quarter, actual U.S. single-family housing starts were 142,000, up 14.8 percent from the same quarter last year, but the number of single-family units under construction fell 6.6 percent.” Mr. Sherman continued, “The South Region, as defined by the U.S. Census Bureau and which encompasses our entire geographic footprint, fared slightly better as actual single-family housing starts were 72,000, up 18.0 percent from the second quarter of 2009, and single-family units under construction were up 1.1 percent over the same period.”
“While we enjoyed improved building activity and increased sales during the quarter, extremely volatile commodity prices coupled with intensely competitive pricing conditions had a negative impact on gross margins. Commodity prices rose over 22 percent from the end of March through the end of April, and then fell sharply, decreasing 35 percent from the end of April through the end of June. This volatility in the commodity markets, combined with excess capacity in the supply chain chasing a limited number of

Builders FirstSource Reports Second Quarter 2010 Results (continued)
units under construction, contributed to our gross margins declining 4.0 percentage points compared to the second quarter of 2009. From an operating expense perspective, we continued our focus on controlling costs as selling, general and administrative expenses increased only 2.2 percent compared to a 11.2 percent increase in sales volume.”
Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “We ended the quarter with approximately $125 million in cash and over $141 million of available liquidity, as we had $16.6 million of net borrowing availability under our revolver. Our cash balance at quarter-end was on forecast and our available liquidity was slightly higher than forecast. Cash used for the quarter, excluding the $33.8 million federal income tax refund we received in April, was $34.0 million. Of the $34.0 million of cash used, $15.1 million was due to an increase in working capital, $4.8 million related to capital expenditures, and the remaining $14.1 million of cash was used to fund operating losses. Our working capital management continues to be effective as accounts receivable days decreased to 34.5 days, compared to 39.1 days in the same quarter last year. Inventory turns improved to 9.8x, up from 9.2x for the second quarter of 2009, and our accounts payable days remained flat quarter-over-quarter. Our continued focus on our working capital management resulted in cash conversion days dropping to 41.1 days for the quarter, a 6.9 day improvement over the second quarter of 2009, and a slight decrease on a sequential quarter basis. Working capital expressed as a percentage of sales for the quarter was 8.8 percent compared to 9.6 percent a year ago.”
Second Quarter 2010 Results Compared to Second Quarter 2009
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $211.5 million compared to $175.5 million last year, an increase of $36.0 million or 20.5 percent. We estimate that sales increased 9.3 percent due to commodity inflation and 11.2 percent due to volume.

•	Gross margin percentage was 18.3 percent, down from 22.3 percent, a 4.0 percentage point decline. Specifically, our gross margin percentage declined 4.8 percentage points due to price, which was partially offset by a 0.8 percentage point improvement in margin due to sales volume (fixed costs in costs of goods sold).

•	Selling, general and administrative (“SG&A”) expenses increased $1.1 million, or 2.2 percent. However, as a percentage of sales, SG&A expense decreased from 28.7 percent in 2009 to 24.3 percent in 2010 primarily due to reduced customer write-offs and better leveraging of costs against increased sales.

•	Interest expense was $6.5 million in the current quarter, an increase of $0.4 million from the second quarter of 2009, primarily due to higher interest rates during the current quarter and partially offset by lower average debt balances.

•	We recorded an income tax benefit of $0.3 million during the quarter compared to expense of $0.1 million in the second quarter of 2009. We recorded an after-tax, non-cash valuation allowance of $7.1 million and $6.6 million in 2010 and 2009, respectively, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 38.5 percent and 35.2 percent in 2010 and 2009, respectively.

•	Loss from continuing operations for the second quarter of 2010 was $18.9 million, or $0.20 loss per diluted share, compared to $18.6 million, or $0.47 loss per diluted share for the second

Builders FirstSource Reports Second Quarter 2010 Results (continued)
quarter of 2009. Excluding the valuation allowance, our loss from continuing operations per diluted share was $0.12 for 2010 and $0.30 for 2009.

•	Loss from discontinued operations was $0.1 million, or $0.00 per diluted share, compared to $4.0 million, or $0.11 loss per diluted share for the second quarter of 2009.

•	Net loss was $19.0 million, or $0.20 loss per diluted share, compared to net loss of $22.6 million, or $0.58 loss per diluted share.

•	Diluted weighted average shares outstanding were 94.9 million compared to 39.1 million. Approximately 58.6 million additional shares were issued in the first quarter of 2010 as part of our rights offering and debt exchange.

•	Adjusted EBITDA was a loss of $7.6 million compared to a loss of $5.6 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Our available cash at June 30, 2010 was approximately $125 million. Our total liquidity at quarter-end was over $141 million, as we had $16.6 million in borrowing availability under our revolver.

•	Operating cash flow was $4.5 million compared to $29.1 million for the second quarter of 2009, the primary difference being the effect of changes in working capital. Operating cash flow includes federal income tax refunds of $33.8 million and $31.8 million in the second quarters of 2010 and 2009, respectively.

•	Capital expenditures were $4.8 million in the current quarter and are expected to be $2.0-$3.0 million over the remainder of the year, relating primarily to buyouts of vehicle and equipment leases. Capital expenditures in the second quarter of 2009 were $0.3 million.
Outlook
Mr. Sherman concluded, “An extremely volatile commodity market during the quarter added to what was already one of the toughest housing markets in our nation’s history. Through these challenging conditions, we remain focused on prudently managing cash and positioning the company to take advantage of a housing recovery. Our use of cash through June is consistent with forecast, and we believe seasonal reductions in working capital will help reduce our use of cash over the remainder of the year. However, it now appears building activity in the back half of 2010 may not be as strong as had been anticipated which could result in our use of cash for fiscal 2010 being somewhat higher than the $60-$70 million we originally forecasted. There still appears to be a significant amount of uncertainty in the macro-economic factors that drive our business. We will continue managing our business in the same conservative manner as we have over the past several years and will do so until greater clarity returns to the homebuilding sector.”
“My sincere appreciation goes out to all Builders FirstSource employees. These are extremely difficult times in our industry and our employees’ dedication and positive attitude make me very grateful to be part of the Builders FirstSource team.”

Builders FirstSource Reports Second Quarter 2010 Results (continued)
Conference Call
Builders FirstSource will host a conference call Friday, July 23, 2010, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-737-3699 (U.S. and Canada) and 913-981-5585 (international). A replay of the call will be available from 3:00 p.m. CT July 23, 2010 through July 28, 2010. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 2861649. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 56 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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Contact:

M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Sales	$211,483	$175,482	$372,856	$335,058
Cost of sales	172,748	136,309	304,690	262,335

Gross margin	38,735	39,173	68,166	72,723

Selling, general and administrative expenses (includes stock-based
compensation expense of $1,079 and $544 for the three months ended in 2010 and 2009, respectively, and $2,120 and $1,981 for the six months ended in 2010 and 2009, respectively)	51,446	50,336	100,891	102,398
Asset impairments	—	470	—	470
Facility closure costs	4	695	9	1,149

Loss from operations	(12,715)	(12,328)	(32,734)	(31,294)
Interest expense, net	6,531	6,092	17,856	13,628

Loss from continuing operations before income taxes	(19,246)	(18,420)	(50,590)	(44,922)
Income tax (benefit) expense	(326)	134	(470)	2,248

Loss from continuing operations	(18,920)	(18,554)	(50,120)	(47,170)
Loss from discontinued operations (net of income tax benefit of $0
for the three months and six months ended in 2010 and 2009, respectively)	(119)	(4,050)	(305)	(6,012)

Net loss	$(19,039)	$(22,604)	$(50,425)	$(53,182)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.20)	$(0.47)	$(0.57)	$(1.21)
Loss from discontinued operations	(0.00)	(0.11)	(0.00)	(0.15)

Net loss	$(0.20)	$(0.58)	$(0.57)	$(1.36)

Weighted average common shares:
Basic and diluted	94,878	39,135	88,400	39,081

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

		Three months ended June 30,
	2010		2009
	(in thousands)

Prefabricated components	$41,181	19.5%	$35,127	20.0%
Windows & doors	46,448	22.0%	43,027	24.5%
Lumber & lumber sheet goods	66,199	31.3%	39,480	22.5%
Millwork	21,797	10.3%	18,861	10.7%
Other building products & services	35,858	16.9%	38,987	22.3%

Total sales	$211,483	100.0%	$175,482	100.0%

		Six months ended June 30,
	2010		2009
	(in thousands)

Prefabricated components	$73,151	19.6%	$64,080	19.1%
Windows & doors	83,385	22.4%	82,930	24.8%
Lumber & lumber sheet goods	110,587	29.7%	78,408	23.4%
Millwork	39,575	10.6%	35,338	10.5%
Other building products & services	66,158	17.7%	74,302	22.2%

Total sales	$372,856	100.0%	$335,058	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2010	2009
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$124,586	$84,098
Trade accounts receivable, less allowance of $3,646 and $4,883 at June 30, 2010 and December 31, 2009, respectively	79,526	60,723
Other receivables	3,924	39,758
Inventories	66,358	48,022
Other current assets	6,802	7,741

Total current assets	281,196	240,342
Property, plant and equipment, net	63,011	64,025
Goodwill	111,193	111,193
Other assets, net	10,790	19,391

Total assets	$466,190	$434,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$47,933	$39,570
Accrued liabilities	33,559	28,923
Current maturities of long-term debt	50	48

Total current liabilities	81,542	68,541
Long-term debt, net of current maturities	169,076	299,135
Other long-term liabilities	14,251	20,328

Total liabilities	264,869	388,004
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,694 and 36,347 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	949	363
Additional paid-in capital	353,006	150,240
Accumulated deficit	(149,398)	(98,973)
Accumulated other comprehensive loss	(3,236)	(4,683)

Total stockholders’ equity	201,321	46,947

Total liabilities and stockholders’ equity	$466,190	$434,951

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2010	2009
	(in thousands)
Cash flows from operating activities:
Net loss	$(50,425)	$(53,182)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,816	9,523
Asset impairments	—	470
Amortization of deferred loan costs	4,773	2,504
Deferred income taxes	(585)	206
Bad debt expense	500	1,770
Net non-cash (income) expense from discontinued operations	(3)	745
Stock compensation expense	2,120	1,981
Net gain on sales of assets	(94)	(363)
Changes in assets and liabilities:
Receivables	16,534	41,103
Inventories	(18,336)	10,699
Other current assets	939	3,260
Other assets and liabilities	(680)	(850)
Accounts payable	8,363	15,922
Accrued expenses	6,718	(7,930)

Net cash (used in) provided by operating activities	(22,360)	25,858

Cash flows from investing activities:
Purchases of property, plan and equipment	(6,615)	(1,934)
Proceeds from sale of property, plant and equipment	181	1,400

Net cash used in investing activities	(6,434)	(534)

Cash flows from financing activities:
Payments under revolving credit facility	—	(20,000)
Payments of long-term debt and other loans	(105,163)	(21)
Proceeds from rights offering	180,107	—
Payments of recapitalization costs	(5,631)	—
Exercise of stock options	—	58
Repurchase of common stock	(31)	(126)

Net cash provided by (used in) financing activities	69,282	(20,089)

Net change in cash and cash equivalents	40,488	5,235
Cash and cash equivalents at beginning of period	84,098	106,891

Cash and cash equivalents at end of period	$124,586	$112,126

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited)
Note:	The company provided a detailed explanation of this non-GAAP financial measure in its Form 8-k filed with the Securities and Exchange Commission on July 22, 2010.

	Three months ended
	June 30,
	2010	2009
	(in thousands)
Reconciliation to Adjusted EBITDA:
Net loss	$(19,039)	$(22,604)
Reconciling items:
Depreciation and amortization expense	4,048	4,775
Interest expense, net	6,531	6,092
Income tax (benefit) expense	(326)	134
Loss from discontinued operations, net of tax	119	4,050
Asset impairments	—	470
Facility closure costs	4	695
Stock compensation expense	1,079	544
Other	22	289

Adjusted EBITDA	$(7,562)	$(5,555)

Adjusted EBITDA as percentage of sales	-3.6%	-3.2%